UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report

(Date of earliest event reported): October 12, 2010

UTG, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-16867	20-2907892
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
incorporation or organization)

5250 South Sixth Street

Springfield, Illinois 62703

(Address of principal executive offices and zip code)

(217) 241-6300

(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Section 1 – Registrant’s Business and Operations

Item 1.01.  Entry into a Material Definitive Agreement

On October 8, 2010, UTG, Inc.’s 74% indirect owned subsidiary, HPG Acquisitions, LLC (“HPG”), entered into a Real Estate Purchase and Sale Agreement for the sale of all its real estate currently owned.  The sale is expected to close by December 31, 2010 and is contingent upon buyer’s inspection period.

HPG is a 74% indirect owned subsidiary of UTG, Inc., which owns for investment purposes, commercial property located in downtown Midland, Texas.  The property includes three commercial office buildings with a total of approximately 530,000 square feet and adjoining parking with 280 spaces.

The total sale price of the property is $24,050,000, with $50,000 earnest money due upon execution of the real estate purchase and sale agreement and increasing to $300,000 at the end of the due diligence period.  The due diligence period ends seventy five days after the date of the purchase agreement.  The transaction closing date is thirty days after the expiration of the due diligence period, but in any event no later than December 31, 2010.

Should the sale be consummated, UTG, Inc. expects to record a net gain, after taxes, of approximately $3,700,000, or $0.95 per common share outstanding.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UTG, INC.

Date:	October 12, 2010	By:	/s/ Theodore C Miller
Theodore C. Miller
Senior Vice President and Chief Financial Officer